UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 18, 2015
HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)
3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)
(205) 967-7116
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the regularly scheduled meetings on February 18-19, 2015, the Board of Directors of HealthSouth Corporation (“HealthSouth”) and its Compensation Committee undertook the customary review and approval of annual compensation decisions. The Compensation Committee oversees HealthSouth’s compensation and employee benefit objectives, plans and policies and reviews and approves the compensation of executive officers, except that of the Chief Executive Officer which is ultimately approved by the independent members of the Board of Directors.
The following changes to the compensation of HealthSouth’s directors and named executive officers were approved:

•
a change in the grant date of the annual non-employee director restricted stock unit grant from February to the date of the annual meeting of stockholders to align with the annual term of office for directors and, in connection with that change, a one-time, pro-rated grant of 557 restricted stock units to each non-employee director relating to the period from February 2015 to the annual meeting in May 2015;

•	an increase in Mr. Grinney's target incentive opportunity from $5,000,000 to $5,500,000 in connection with his 2015 award under the long-term equity incentive plan; and

•
the introduction of a “plan within a plan” design for the Senior Management Bonus Plan (the "SMBP"), which provides that, prior to participants being eligible for any incentive payments under the existing SMBP performance objectives, the company must first meet a new umbrella performance metric, which for 2015 will be a certain amount of “as reported” Adjusted EBITDA. As a result of this change, if the target performance level of the umbrella metric is achieved, participants are eligible to earn up to 200% of the target SMBP award, but the actual award earned will still depend on the achievement levels of the corporate quantitative and individual objectives established consistent with the existing SMBP.

No other material changes to HealthSouth’s executive compensation plans and arrangements, which are otherwise described in the section captioned “Executive Compensation” in its Definitive Proxy Statement on Schedule 14A filed on April 1, 2014, were approved at these meetings.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthSouth Corporation

By:     /s/ John P. Whittington

Name:	John P. Whittington

Title:	Executive Vice President,
General Counsel and Secretary

Dated: February 20, 2015